Exhibit 99.1

Dyadic International, Inc. and Proliant Health and Biologicals announce Recombinant Albumin Development and Commercialization Partnership

Jupiter, FL, June 28, 2024 (Globe Newswire) - Dyadic International, Inc. (“Dyadic”) (NASDAQ: DYAI), announced today that they have entered into a development and commercialization partnership with Proliant Health and Biologicals (PHB), a leading supplier of purified proteins for the diagnostic, nutrition and cell culture markets.

According to the terms of the agreement, Dyadic will receive an upfront milestone payment of $1.5MM and have agreed to a share of profits received by PHB from the sale of animal-free recombinant albumin products produced using Dyadic’s filamentous fungal microbial platforms. A portion of the upfront milestone payment will be allocated to the technology transfer and commercialization effort. The initial focus of the partnership will be the commercialization of recombinant human serum albumin products, with the anticipated launch of the first product in the first half of 2025.

“We are excited to partner with Proliant Health and Biologicals, a global leader in the production of bovine serum albumin and other cell culture products for the life sciences industry. This partnership combines our collective experience and expertise to develop animal-free recombinant products for the approximately $6 billion serum albumin market.”, said Joe Hazelton, Dyadic’s Chief Operating Officer. “This agreement is a prime illustration of delivering on our strategy to commercialize products and generate near term revenue in the Alternative Proteins segment enabled by Dyadic’s microbial platforms. The combination of Dyadic’s protein production technology and PHB’s established market position provides a compelling opportunity to co-develop cost-effective, high-quality, high-volume products for the large and growing serum albumin market with applications in cell culture, vaccine, medical device and diagnostic segments.”

“Over the past few years, we have observed both increased interest and demand for alternative sources of protein for the diagnostic and life sciences industries. We are thrilled to partner with Dyadic to add animal-free protein sources to PHB’s product portfolio.”, said Chris Detzel, PHB’s Chief Executive Officer. “This partnership creates access to a technology with limitless potential for product innovation to meet customer and market demand. With this agreement we are excited to enter the animal-free protein space and begin supplying recombinant protein products that directly compete with traditional proteins on both total value and quality.”

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company focused on leveraging its innovative microbial protein production platforms to address the growing demand for cost effective recombinant proteins for applications including industrial, animal health and human health.

Dyadic’s protein production platforms, C1 and Dapibus™, are based on the highly productive and scalable fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila). The platforms enable a rapid, clean and sustainable approach to produce high quality proteins at scales enabling a low cost of goods. Dyadic is leveraging the Dapibus platform to develop protein based products for the industrial, life sciences and next generation foods sector and leveraging the C1 platform to enable innovative life science companies to develop vaccines and therapeutics for the animal and human heath sectors.

To learn more about Dyadic please visit www.dyadic.com.

About Proliant Health & Biologicals:

Proliant Health & Biologicals is committed to the pursuit of a healthier future through the development of cutting-edge diagnostics, nutritional supplements, and therapeutics. As the world’s largest and most experienced manufacturer of purified bovine proteins, PHB is committed to the highest level of consistency, traceability, and quality in the market.

PHB is headquartered in Ankeny, Iowa, in addition to having manufacturing facilities in Boone, Iowa and Feilding, New Zealand.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance, such as the success of our alternative protein business, our internal programs and third-party collaborations. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at www.dyadic.com.

Contact:

Dyadic International, Inc.
Ping W. Rawson
Chief Financial Officer
Phone: (561) 743-8333
Email: ir@dyadic.com